UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 9, 2005

Memry Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15971	06-1084424
(Commission File Number)	(IRS Employer Identification No.)

3 Berkshire Boulevard, Bethel, Connecticut	06801
(Address of principal executive offices)	(Zip Code)

(203) 739-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 9, 2005, James G. Binch retired from his position as Chief Executive Officer and President of Memry Corporation (the “Company”). The Company announced the retirement of Mr. Binch in a press release issued on December 9, 2005. The full text of the press release issued in connection with the announcement is attached as Exhibit No. 99.1 to this Current Report on Form 8-K. In connection with Mr. Binch’s retirement, the Company entered into a Separation Agreement, dated December 9, 2005, with Mr. Binch (the “Separation Agreement”). The Separation Agreement provides that Mr. Binch will retire from his position as President and Chief Executive Officer effective December 9, 2005, and will retire from his position as an employee of the Company effective as of the close of business on January 19, 2006. Mr. Binch will remain a director of the Company until the Company’s next Annual Meeting of Shareholders, which is scheduled on January 19, 2006 (the “Annual Meeting”). Pursuant to the Separation Agreement, Mr. Binch agreed not to stand for election to the Company’s Board of Directors at the Annual Meeting. The Separation Agreement is attached as Exhibit No. 99.2 to this Current Report on Form 8-K.

In light of Mr. Binch’s retirement, the Company’s Board of Directors elected Mr. Robert P. Belcher to serve as the Company’s President and Chief Executive Officer on an interim basis. Mr. Belcher has been employed by the Company since July 1999 and was elected by the Board of Directors to serve as Vice Chairman in July 2004. Mr. Belcher was elected by the Board to serve as Senior Vice President—Finance and Administration in July 2001 and as Chief Financial Officer, Secretary and Treasurer in September 1999 (and still serves in such positions). From September 1999 until July 2001, he served as Vice President. Prior to joining the Company, Mr. Belcher served as Chief Financial Officer for Eatwell Enterprises, as well as Managing Director of Associated Asset Management Inc. From 1996 through 1998, Mr. Belcher was the Chief Financial Officer for Anderson Group Inc. From 1994 to 1996, he served as a Principal of Booz, Allen & Hamilton in their New York office. From 1988 to 1994, Mr. Belcher was Executive Vice President of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, Connecticut. From 1981 until 1988, Mr. Belcher served in a variety of senior staff positions with Combustion Engineering, Inc., including Corporate Vice President - Operations Consulting and Corporate Vice President—Strategic Planning. His experience with Combustion Engineering, Inc., as well as with Kendall Company’s Hospital Products Division, involved numerous manufacturing cost studies, budget development and control, as well as information systems development. Mr. Belcher received his B.A. degree and M.A. degree in Economics from Vanderbilt University and his M.B.A. with high distinction from the Harvard Business School. In addition, he served in the U.S. Navy as a Supply Officer from 1971 to 1974.

Effective July 21, 2004, the Company entered into an Amended and Restated Employment Agreement with Mr. Belcher in substitution for an employment agreement which had been in place since September 2001. The agreement was not amended in connection with Mr. Belcher’s appointment as interim President and Chief Executive Officer. Pursuant to the amended agreement, the initial term thereof ended on August 31, 2005, and then automatically renews for successive one-year periods unless or until Mr. Belcher or the Company gives notice of his or its intention not to renew. Pursuant to this provision, the term of the agreement has most recently been automatically renewed through July 20, 2006. The agreement entitles Mr. Belcher to receive (i) an annual base salary of $214,000; (ii) a one-time grant of 100,000 incentive stock options, vesting in four equal annual installments beginning on July 21, 2005, at an exercise price equal to $1.40 per share; (iii) additional compensation in the form of an annual target bonus equal to 50% of the annual base salary and/or stock option grants determined by and in the sole discretion of the Board of Directors of the Company; (iv) an automobile allowance of $500 per month; (v) up to $15,000 per year towards retirement and/or deferred compensation benefits; and (vi) certain other fringe benefits and perquisites as set forth in the agreement. On July 1, 2005, Mr. Belcher’s annual base salary was increased to $222,560.

If the Company elects not to renew the amended agreement as of the end of any term, then the Company shall be required to pay to Mr. Belcher his base salary for a period of 15 months following the termination of the employment agreement, as and when the same would otherwise be due, and an amount equal to 125% of his target bonus, as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

The amended agreement also provides that if Mr. Belcher’s employment is terminated (a) by the Company without cause (other than at the end of any term), or (b) by Mr. Belcher for “Good Reason,” Mr. Belcher would become entitled to a lump-sum payment equal to the sum of (i) 125% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 125% of the amount of the target cash bonus for Mr. Belcher for the fiscal year that the termination occurs. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the amended agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), (y) a material diminution in the position, duties and/or responsibilities of Mr. Belcher upon or following a “Change of Control of the Company” (as such term is defined in the amended agreement), provided that Mr. Belcher elected to terminate the agreement on that basis not later than two years following the date of such Change of Control, or (z) or the relocation of Mr. Belcher’s principal place of business to a location more than 60 miles from both Bethel, Connecticut and Easton, Connecticut, without his consent. In the event of a termination as described above, all incentive and non-qualified stock options then held by Mr. Belcher that were still subject to any vesting requirements would have such vesting requirements terminated (such that all such options would then become immediately exercisable), to the extent allowable under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	–	Press Release, dated December 9, 2005, issued by Memry Corporation.
99.2	–	Separation Agreement between Memry Corporation and James G. Binch, dated December 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: December 13, 2005	By:	/s/ Robert P. Belcher
Robert P. Belcher
President and Chief Executive Officer,
Senior Vice President – Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 9, 2005, issued by Memry Corporation

99.2	Separation Agreement between Memry Corporation and James G. Binch, dated December 9, 2005